EXHIBIT 99.2

Anixter International Inc.

Offer to Exchange

Up to $378,135,000 Aggregate Principal Amount at Maturity

Zero Coupon Convertible Notes due 2033
plus an Exchange Fee
for any and all outstanding
Liquid Yield OptionTM Notes due 2033
(CUSIP No. 035290AF2 and 035290AD7)

Pursuant to, and subject to the terms and conditions described in,

the Prospectus dated November 8, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 7, 2004, UNLESS EXTENDED.

November 8, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

          Anixter International Inc. (the “Company”) is offering to exchange $1,000 principal amount at maturity of Zero Coupon Convertible Notes due 2033 (the “New Securities”) plus an exchange fee of $1.00 in cash for each $1,000 principal amount at maturity of validly tendered and accepted Liquid Yield OptionTM Notes due 2033 (the “Old Securities”). Terms used but not defined herein that are defined in the Prospectus (as defined below) shall have the same meaning given them in such Prospectus.

          The exchange offer is made on the terms and are subject to the conditions set forth in the Company’s prospectus dated November 8, 2004 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal.

          We are asking you to contact your clients for whom you hold Old Securities. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines) for the Old Securities. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

          Please note that the exchange offer will expire on the Expiration Date, unless extended. The exchange offer is subject to certain conditions. Please see Section “The Exchange Offer — Conditions to the Exchange Offer” in the Prospectus.

          Morrow & Co., Inc. has been appointed Information Agent for the exchange offer. Any inquiries you may have with respect to the exchange offer should be addressed to the Information Agent or to the Dealer Manager, at

the respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

ANIXTER INTERNATIONAL INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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